FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Fourth Fiscal Quarter Distribution of $0.32 Per Share and Announces Financial Results For Quarter Ended June 30, 2011

CHICAGO, IL, August 8, 2011 – Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for the third fiscal quarter ended June 30, 2011.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company," refer to Golub Capital BDC, Inc. and its Subsidiaries.  “GC Advisors” refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)

	June 30, 2011	March 31, 2011
Investment portfolio	$438,593	$389,060
Total assets	$547,259	$459,519
NAV per share	$14.75	$14.75

	Quarter Ended
	June 30, 2011	March 31, 2011
Investment income	$10,071	$9,111
Net investment income	$5,952	$5,181
Net realized and unrealized gain	$568	$695
Net increase in net assets resulting from operations	$6,520	$5,876

Net earnings per share	$0.31	$0.33
Net investment income per share	$0.28	$0.29
Net realized and unrealized gain per share	$0.03	$0.04

Third Fiscal Quarter 2011 Highlights

•
Net increase in net assets resulting from operations for the quarter ended June 30, 2011 was $6.5 million, or $0.31 per share, as compared to $5.9 million, or $0.33 per share, for the quarter ended March 31, 2011;

•
Net realized and unrealized gains on investments for the quarter ended June 30, 2011 was $0.6 million, or $0.03 per share, as compared to $0.7 million, or $0.04 per share, for the quarter ended March 31, 2011;

•	Net investment income for the quarter ended June 30, 2011 was $6.0 million, or $0.28 per share, as compared to $5.2 million, or $0.29 per share, for the quarter ended March 31, 2011;

•	Our board of directors declared a quarterly distribution on August 4, 2011 of $0.32 per share, payable on September 28, 2011 to shareholders of record on of September 19, 2011

Portfolio and Investment Activities

At June 30, 2011, the Company had investments in 99 portfolio companies with a total fair value of $438.9 million.  The investments in portfolio companies consisted of $207.9 million of senior secured loans, $152.7 million of unitranche loans, $23.8 million of second lien loans, $46.3 million of subordinated debt and $8.2 million of equity investments.   The Company also had an investment in a total return swap with a total fair value of $(0.3) million.  This compares to the portfolio as of March 31, 2011, which had investments in 98 portfolio companies with a total fair value of $389.1 million and consisted of $217.2 million of senior secured loans, $113.8 million of unitranche loans, $26.3 million of second lien loans, $24.8 million of subordinated debt and $7.0 million of common equity investments.

For the three months ended June 30, 2011, the Company originated $135.8 million in new investment commitments, of which $113.8 million were new middle market investment commitments.  Of the $135.8 million of total investment commitments, 48% were senior secured loans, 35% were unitranche loans, 16% were subordinated loans and 1% were equity securities.  Sales and repayments on investments for the same period totaled $79.6 million. The Company expects to continue to invest in a mix of mezzanine and senior secured loans to obtain a high level of current income and to preserve capital.

For the quarter ended June 30, 2011, weighted average annualized investment income yield (which includes interest income and amortization of fees and discounts) and the weighted average annualized interest income yield (which excludes income resulting from amortization of fees and discounts) on the fair value of investments in the Company’s portfolio was 9.6% and 8.6%, respectively.

Consolidated Results of Operations

Total investment income for the three months ended June 30, 2011 and March 31, 2011 was $10.1 million and $9.1 million, respectively.  For the three months ended June 30, 2011, total investment income consisted of $9.1 million in interest income from investments and $1.0 million in income from the amortization of fees and discounts. For the three months ended March 31, 2011, total investment income consisted of $7.9 million in interest income from investments and $1.2 million in income from the amortization of discounts and origination fees.

Total expenses for the three months ended June 30, 2011 and March 31, 2011 were $4.1 million and $3.9 million, respectively.  The increase in total expenses was driven primarily by an increase in interest expense of $0.2 million due to higher average debt outstanding during the three months ended June 30, 2011. Other expenses were essentially the same quarter-over-quarter.

During the three months ended June 30, 2011 and March 31, 2011, the Company had $0.1 and $1.0 million of net realized gains, respectively.  During the three months ended June 30, 2011 and March 31, 2011, the Company recorded net unrealized appreciation of $0.5 million and $(0.4) million, respectively.

“As expected, we had strong originations during our third fiscal quarter.  As a result, we have been able to efficiently deploy the capital we raised from our equity offering back in April, 2011,” commented David B. Golub, Chief Executive Officer of Golub Capital BDC.  “With the recent closing of a new multi-year credit facility and our two other sources of long-term, low-cost, highly flexible debt – our securitization facility and our small business investment company – we are well positioned to continue strong originations in our fourth fiscal quarter.”

Liquidity and Capital Resources

As of June 30, 2011, the Company had cash and cash equivalents of $44.1 million, restricted cash of $29.3 million and $222.3 million of total debt outstanding.

On July 21, 2011, Golub Capital BDC Funding LLC (“Funding”), our wholly owned subsidiary, entered into a $75 million senior, secured revolving credit facility (the “Credit Facility”) with Wells Fargo Securities, LLC, as administrative agent and Wells Fargo Bank, N.A., as lender.  Under the Credit Facility, which matures on October 21, 2015, the lender has agreed to extend credit to Funding in an aggregate principal amount of $75 million.  Funding’s ability to draw under the Credit Facility is scheduled to terminate on October 20, 2012. The period from the closing date until October 20, 2012 is referred to as the reinvestment period. All amounts outstanding under the Credit Facility are required to be repaid by October 21, 2015.

On July 21, 2011, GC SBIC IV, L.P. received a $51.7 million debenture capital commitment from the SBA. The commitment may be drawn upon subject to customary SBA procedures.  With the additional commitments, GC SBIC IV, L.P. now has total debenture commitments and outstandings totaling $100.0 million.

On August 4, 2011, the Company’s board of directors declared a quarterly distribution of $0.32 per share, payable on September 28, 2011 to holders of record as of September 19, 2011.

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on the following categories:

Risk Ratings Definition

Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.

4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.

3
Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however; loan payments are generally not past due.

2
Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).

1
Indicates that the borrower is performing substantially below expectations and the loan risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans graded 1 are not anticipated to be repaid in full, and we reduce the fair market value of the loan to the amount we anticipate recovering.

The following table shows the distribution of our investments on the 1 to 5 investment performance rating scale at fair value as of June 30, 2011 and March 31, 2011:

	June 30, 2011		March 31, 2011
Investment Performance Rating	Investments at Fair Value (In thousands)	Percentage of Total Investments	Investments at Fair Value (In thousands)	Percentage of Total Investments
5	$55,367	12.6%	$67,250	17.3%
4	336,490	76.8%	275,563	70.8%
3	42,607	9.7%	41,915	10.8%
2	4,129	0.9%	4,332	1.1%
1	-	0.0%	-	0.0%
Total	$438,593	100.0%	$389,060	100.0%

Conference Call

The Company will host an earnings conference call at 1:00 p.m. (Eastern Time) on Monday, August 8, 2011.  All interested parties may participate in the conference call by dialing (888) 225-2703 approximately 10-15 minutes prior to the call; international callers should dial (303) 223-2680. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Events and Presentations link on the homepage of our website (www.golubcapitalbdc.com) and click on the Investor Presentations link to find the June 30, 2011 Investor Presentation.  An archived replay of the call will be available shortly after the call until 2:30 p.m. (Eastern Time) on September 2, 2011. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21532714.

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition (unaudited)
(In thousands, except share and per share data)

	June 30, 2011	March 31, 2011
Assets
Investments, at fair value (cost of $439,661 and $390,629 respectively)	$438,593	$389,060
Cash and cash equivalents	44,117	43,866
Restricted cash and cash equivalents	29,279	16,050
Interest receivable	2,574	2,181
Receivable for investments sold	17,015	4,389
Due from broker	11,460	-
Deferred financing costs	3,836	3,351
Deferred offering costs	-	593
Other assets	385	29
Total Assets	$547,259	$459,519

Liabilities
Debt	$222,300	$194,000
Interest payable	1,194	935
Management and incentive fees payable	1,617	1,590
Due to broker	860	-
Accounts payable and accrued expenses	765	1,017
Total Liabilities	226,736	197,542

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2011 and
March 31, 2011	-	-
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 21,733,903 and 17,755,976 shares issued and outstanding as of June 30, 2011 and
March 31, 2011	22	18
Paid in capital in excess of par	319,424	260,455
Capital distributions in excess of net investment income	(2,871)	(1,875)
Net unrealized appreciation on investments	1,991	1,494
Net realized gains (losses) on investments	1,957	1,885
Total Net Assets	320,523	261,977
Total Liabilities and Total Net Assets	$547,259	$459,519

Number of common shares outstanding	21,733,903	17,755,976
Net asset value per common share	$14.75	$14.75

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
(In thousands, except share and per share data)

	Three months ended
	June 30, 2011	March 31, 2011
Investment income
Interest	$10,071	$9,111

Total investment income	10,071	9,111

Expenses
Interest and other debt financing expenses	1,637	1,467
Base management fee	1,497	1,341
Incentive fee	113	221
Professional fees	500	491
Administrative service fee	224	214
General and administrative expenses	148	196

Total expenses	4,119	3,930

Net investment income	5,952	5,181

Net gain (loss) on investments
Net realized gains (losses) on investments	71	1,049
Net change in unrealized (depreciation) appreciation on investments	497	(354)

Net gain on investments	568	695

Net increase in net assets resulting from operations	$6,520	$5,876

Per Common Share Data
Basic and diluted earnings per common share	$0.31	$0.33
Dividends and distributions declared per common share	$0.32	$0.32
Basic and diluted weighted average common shares outstanding	21,319,348	17,738,395

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, unitranche, mezzanine and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies ("Golub Capital").

ABOUT GOLUB CAPITAL

Golub Capital, founded in 1994, is a leading lender to middle-market companies.  In 2010, Golub Capital was named "Middle Market Lender of the Year" by Buyouts Magazine and "Debt Financing Agent of the Year" by M&A Advisor. As of June 30, 2011, Golub Capital managed over $4.8 billion of capital, with a team of investment professionals in New York, Chicago and Atlanta.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune
312-284-0111
rteune@golubcapital.com